Exhibit 4.3 - Service Agreement of R P Sharpe

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) between Cookson America Inc., a Delaware Corporation (the “Company”) with offices at One Cookson Place, Providence, Rhode Island, and Raymond P Sharpe (the “Employee”) is hereby entered into as of February 23, 2004.

WHEREAS the Company desires to continue to employ the Employee to provide services to the Company;

WHEREAS the Employee desires to continue to be employed by the Company and to render such services to the Company on the terms and conditions specified herein;

WHEREAS the Company and the Employee desire to set aside the existing Employment Agreement between them dated June 1, 1989 and as amended by letter agreements dated as of September 13, 1991, and December 19, 1995 and to enter into this Agreement in its place;

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

Section 1. Employment and Duties.

(a)	The Company agrees to employ the Employee and the Employee accepts employment with the Company, on the terms and subject to the conditions hereinafter set forth. Subject to the terms and conditions contained herein, the Employee shall serve as Director of the Company and, in such capacity, shall report directly to the Board of Directors of the Company and shall have such duties as are commensurate with the Employee’s position as Director of the Company and as may be assigned to the Employee from time to time by the Board of Directors, including duties for subsidiaries, if any, of the Company and of Cookson Group plc. The Employee may be elected or appointed a Director of subsidiaries of the Company and of Cookson Group plc during the term of this Agreement. If the Employee is requested by the Company to serve in the employment of any subsidiary, the Employee shall do so and the term “the Company” shall mean the Company or such subsidiary as appropriate.

(b)	The Employee shall faithfully adhere to, execute and fulfil all duties and responsibilities and shall comply with all policies, procedures, and rules of the Company that may be established or modified from time to time. The Employee shall comply with all lawful directions and instructions of the Board of Directors.

(c)	The Employee shall devote his full time, attention and efforts to promote and further the interests and business of the Company and the interests of the Company’s subsidiaries.

(d)	Save for his activities in relation to Cookson Group plc, during the term of this Agreement, the Employee shall not be engaged in any other business activity, whether or not such activity shall be engaged in for pecuniary gain, without the prior written approval of the Board of Directors, which consent shall not be unreasonably withheld. If such consent is given, the Employee shall be obliged to disclose to the Company any compensation paid to him on account of such activity. The foregoing limitation shall not be construed as prohibiting the Employee from making personal investments in such form or manner as will neither require the Employee’s services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Section 5. The Employee further agrees that he will not, directly or indirectly, engage or participate in any activities at any time during the term of this Agreement in conflict with the best interests of Cookson Group plc, or of the Company and its subsidiaries.

(e)	The Employee will be based at the Company’s offices in Rhode Island or at such other location as the Company may require (which location shall be one which in the Company’s reasonable opinion is within reasonable travelling distance of the Employee’s home address at the time of the change) or if further afield, the Company shall give the Employee 60 days’ prior notice of the need to relocate and meet the Employee’s reasonable relocation expenses if in accordance with and subject to any prevailing Company relocation policy. Notwithstanding anything to the contrary herein, a relocation of the Company’s offices and/or the relocation of the Employee’s work location to any State or Commonwealth that is not contiguous to the Atlantic Ocean (other than for reasonable travel obligations of the Employee in connection with his duties hereunder) shall, if not agreed to by the Employee, constitute termination of this Agreement other than “By the Company for Cause” as specified in Section 3(a)(iv).

Section 2. Compensation, Benefits, Expenses and Vacation.

(a)	Salary

Upon execution of this Agreement, the base salary payable to the Employee for all duties performed hereunder shall be at a rate of US$600,000 per year (“Base Salary”), payable in accordance with the Company’s customary pay practices that exist from time to time, and subject to applicable federal, state and local tax withholdings. The Employee’s Base Salary may be increased (but in no event decreased below the amount then prevailing) from time to time as the Company in consultation with the Remuneration Committee of the Board of Directors of Cookson Group plc may determine is necessary or appropriate.

(b)	Incentive Compensation.

In addition to Base Salary, the Employee shall be entitled to receive such additional compensation (“Incentive Compensation”) if any, as may be from time to time agreed upon in writing by the Employee and the Company or Cookson Group plc acting in its sole discretion. For the avoidance of doubt, the rules of any Incentive Compensation scheme will govern any payment of Incentive Compensation upon termination of this Agreement or otherwise. Where the rules are silent, such payment is a matter for the Remuneration Committee of Cookson Group plc acting in its sole discretion.

(c)	Stock Purchase Plan.

The Employee is entitled to participate in the Company’s Stock Purchase Plan in accordance with the rules of the Plan.

(d)	Benefits

The Employee is entitled to participate in the following Company benefits programs on a basis consistent with the standard eligibility requirements, terms, conditions and overall administration of such programs, save as modified on or before the date of this Agreement, including as described below. For the avoidance of doubt, in the event of any mistake in the descriptions which follow in Section 2(d), the existing obligations shall prevail. All insurance premiums paid by the Company in connection with life insurance, disability benefits insurance, and long term care insurance are taxable to the Employee. If any policy provider refuses for any reason to provide any such benefits to the Employee, the Company shall not be liable to provide any such benefits itself or any compensation in lieu thereof.

(i)	Life Assurance. The Company shall during the term of this Agreement pay the premiums for life insurance cover equal to 3 times 150% of Base Salary from time to time. Subject to the limitation on the Company’s liability to provide such benefits itself or any compensation in lieu thereof, as set out above, the Company shall maintain the life assurance policies relevant to the Employee which are in existence as at the date of this Agreement. Upon termination of this Agreement, the Company will use reasonable endeavours to transfer all relevant life assurance policies to the Employee immediately or at the end of any period of policy continuation under Clause 3(c)(iii).

(ii)

Disability Benefits. In the event that the Employee shall have been unable because of illness or physical or mental disability or other incapacity to perform his duties under this Agreement for a period totalling twenty-six (26) weeks during any period of fifty-two (52) consecutive weeks, the Company shall cease payment of Base Salary and provision of any benefits under sections 2(d) and 2(e) of this Agreement except that the benefits described in sub-sections 2(d)(iii) and (v) (Long Term Care Benefits and Health Insurance) shall continue, but shall provide disability benefits in the amount of sixty (60) percent times one hundred and fifty (150) percent of the total of Base Salary per annum for such further period as the Employee shall remain unable to carry out his duties under this Agreement up to his sixty-fifth birthday. The determination of the existence and continued existence of such disability and periodic payments of any such benefits and any deductions from them shall be made in accordance with the rules from time to time of the Company’s long-term disability benefits plan. Subject to the limitation on the Company’s liability to provide such benefits itself or any compensation in lieu thereof set out above, the Company shall maintain the disability benefits insurance policies relevant to the Employee which are in existence as at the date of this Agreement, and disability benefits payable under this Section of this Agreement shall include payments under such policies.

(iii)	Long Term Care Benefits. The Company shall pay the premiums for a long term care policy in respect of the Employee and his wife. Upon termination of this Agreement the Company will use reasonable endeavours to transfer such policy to the Employee immediately or at the end of any period of policy continuation under Clause 3(c)(iii).

(iv)	Club memberships. During the Employee’s employment under this Agreement, the Company shall pay the Employee’s annual membership fees and business expenses in respect of such business clubs as it shall approve and shall in addition pay the annual membership fees in respect of such private clubs as are approved by it. The Employee shall reimburse the Company in respect of any club expenses which are not incurred for Company business purposes which are charged to the Company. In the event of payment in lieu of this benefit upon termination, membership fees only will be paid in lieu.

(v)	Health Insurance. The Company shall provide the Employee, his spouse and dependent children with group medical, dental, vision care and prescription drug cover in accordance with the Company’s policies regarding such insurance from time to time. The Employee is also entitled to participate in the Company’s Senior Executive Medical Reimbursement Program. Following retirement, the Employee and his spouse will be entitled to cover under and in accordance with the terms of the Cookson America Welfare Benefits Retiree Policy.

(e)	Pension

(i)	Cookson Electronics, Inc. Retirement Security Plan

The Employee may remain during the continuance of his employment hereunder a member of the Cookson Electronics, Inc. Retirement Security Plan, subject to the rules for the time being applicable thereto.

(ii)	Alpha Metals, Inc. Incentive Compensation Plan

The Company shall contribute to the Alpha Metals, Inc. Incentive Compensation Plan 10% of Base Salary.

(iii)	Cookson America Salaried Employees Savings Plan (the “401K Plan”)

Subject to the Employee continuing to contribute 6% of “Total Annual Pensionable Compensation” (as defined below) to the 401K Plan, the Company shall contribute 4.5% of Total Annual Pensionable Compensation to the 401K Plan. To the extent that the contributions of either the Company or the Employee exceed applicable Inland Revenue Service limits, the excess shall be contributed to suitable alternative arrangements, as agreed from time to time between the Company and the Employee.

For the purposes of this Section 2(e)(iii), “Total Annual Pensionable Compensation” shall mean the Employee’s total compensation subject to federal income tax but including pre-tax contributions to any plan or arrangement maintained by the employer.

(f)	Expenses.

The Employee shall be entitled to reimbursement for all reasonable duly authorized out of pocket expenses properly incurred by him in the performance of his duties under this Agreement.

(g)	Vacation.

The Employee shall be entitled under this Agreement to a total of 25 days paid vacation per calendar year.

(h)	Car

The Employee shall be provided with a fully expensed car for his use in accordance with the Company car policy. The Employee shall comply with all statements of policy, rules and regulations which the Company may from time to time issue in relation to the provision and use of cars.

Section 3. Termination; Rights on Termination.

(a)	Termination. The Employee’s employment with the Company shall automatically terminate upon the Employee reaching the age of sixty-five (65). Before that date, the employment may be terminated in any one of the following ways:

(i)	Written Notice of Intent to Terminate.

Unless otherwise provided in this Agreement, the Employee’s employment shall terminate upon not less than three (3) months’ written notice by the Employee or upon not less than the following periods of written notice given by the Company to the Employee (the “Required Notice Period”):

Date	Period of notice
on or before 30 December 2004:	24 months
on or after 31 December 2004:	12 months.

(ii)	Death. If the Employee dies during the term of this Agreement, this Agreement shall terminate immediately without notice upon the Employee’s death and the Company shall pay to the Employee’s estate the Base Salary to the date of his death.

(iii)	Disability. The Company may terminate this Agreement in accordance with Section 3(a)(i) above.

(iv)	By the Company for Cause. The Company may terminate the Employee’s employment immediately, without notice or payment of the Section 3 (c) severance payment, for Cause. For purposes of this Agreement, Cause shall comprise:

(A)	conviction of any felony;

(B)	commission of any act of gross negligence or wilful misconduct which has caused material and substantial damage to the reputation or financial position of the Company, its parents, affiliates or subsidiaries; or

(C)	failure to cure or cease, within 30 days of written notice by the Company to the Employee that he is alleged to have committed or be committing, specified and particularized behaviour which the Company has reasonably determined to constitute a material breach of this Agreement. The Company shall specify in such notice whether the Employee is to cease such behaviour or to cure it, in which latter case, the behaviour reasonably required to cure shall be particularized. For the avoidance of doubt, any matters involving expenses claims and reimbursement shall be resolved in accordance with this sub-section.

(b)	Effect of Termination. In the event of termination, the Employee shall be entitled to receive all Base Salary under this Agreement through the effective date of termination. In the event the Employee holds a position of officer or director of Cookson Group plc or the Company or any subsidiary of the Company or as trustee of any pension fund or other entity associated with the Company or any subsidiary of the Company, the Employee shall be deemed to have resigned such position as officer or director or trustee as of the effective date of termination, or as of the date the Company or the Employee notifies the other that the Employee’s employment will be terminated, whichever is sooner. By entering into this Agreement, the Employee irrevocably appoints the Company to act on his behalf to execute any document and do anything in his name for the purpose of effecting such resignations.

(c)	Severance payment.

(i)	Where the Company terminates this Agreement on or before 30 December 2004, other than for Cause or by giving the Required Notice Period as set out in Section 3(a)(i) above, the Company will pay the Employee liquidated damages in lieu of all or part of the Required Notice Period PROVIDED the Employee has not breached any of the covenants set out in Sections 5, 6 and 7 of this Agreement. The employment shall terminate on the date of receipt of a notice from the Company to the Employee which states that all or part of the Required Notice Period will not be given (“the date of early termination”) and the payment will be a sum equal to (for the length of all or the specified part of the Required Notice Period):

(A)	the value of the Employee’s Base Salary (as at the rate last set before the date of early termination); and

(B)	his annual Incentive Compensation (such Incentive Compensation to be equal to the average annual Incentive Compensation as a percentage of Base Salary paid to the Employee for the two most recent years in which Incentive Compensation was paid).

(ii)	Where the Company terminates this Agreement on or after 31 December 2004 other than for Cause, the Company may on giving written notice make a payment in lieu of part or all of the Required Notice Period. The employment shall terminate on the date of receipt of such notice from the Company by the Employee (“the date of early termination”) and payment will be a sum equal to the Base Salary (at the rate last set before the date of early termination) and his annual Incentive Compensation (such Incentive Compensation to be equal to the average annual Incentive Compensation as a percentage of Base Salary paid to the Employee for the three most recent years in which Incentive Compensation was paid), both pro-rated for the duration of the remaining notice period (the “Foregone Notice Period”) and, if not possible to continue provision of such benefits as set out under section 3(c)(iii) below, the value (to be determined and paid by the Company based upon a two year period), of the benefits set out in Sections 2(d)(i), (ii), (iii) and (v) (life assurance, disability benefits, long term care benefits and health insurance) and 2(e) (pension), and (unless the Company continues provision of such benefits until the end of the Foregone Notice Period or until the Employee commences new employment providing such benefits whichever is the sooner) the value of the benefits set out in Sections 2(d)(iv) (club membership) and 2(h)(car) for the Foregone Notice Period

(iii)

Where the Company terminates this Agreement either under Section 3(c)(i) or Section 3(c)(ii), so long as the Employee has not breached any of the covenants set forth in Sections 5, 6 and 7 below, the Company shall continue to provide the benefits set out in Sections 2(d)(i)(ii)(iii) and (v)(life assurance, disability benefits, long term care benefits and health insurance) and 2(e) (pension) subject to the rules of the schemes as amended from time to time for a period of two years after the relevant date of early termination, and shall continue to provide the benefits set out in Sections 2(d)(iv) (club memberships) and 2(h) (car) for the Required Notice Period EXCEPT any such benefit shall be discontinued as at the date on which the Employee commences employment with a new employer which customarily provides such benefit to a manager of similar status to the Employee unless the Company determines to its reasonable satisfaction that the new employer is not providing such benefit to the Employee for a good reason. The Company may also decide at its sole discretion to make a payment in lieu of provision of the benefits set out in 2(d)(iv) (club membership) and 2(h) (car). In the event the terms of the Company’s defined benefit pension plan, or Internal Revenue Service or other rules applicable thereto, do not permit such continuation of the Employee for such purposes, and payment is not made in lieu under Section 3(c)(ii), the Company shall make supplemental payments to the Employee or his beneficiaries in the full amount of the difference at the time such payments would otherwise have been made to the Employee from such plan. Whether or not the Employee is entitled to receive, or actually receives, the payments and benefits described in this Section 3(c)(iii), the Employee shall be bound by the covenants of Sections 5, 6 and 7 below.

(d)	Payment of Severance Payment

(i)	One half of the payment calculated under Section 3(c)(i) above shall be paid in a lump sum (less applicable withholding taxes and other customary employee deductions) promptly after the date of early termination as defined in Section 3(c)(i). The remaining sum will be paid in equal monthly installments, (subject to applicable withholding taxes and other customary deductions) commencing in the Company payroll period after the month in which the midpoint of the Required Notice Period falls, for the remainder of the Required Notice Period.

(ii)	One half the payment calculated under Section 3(c)(ii) above shall be paid by the Company in a lump sum, (less applicable withholding taxes and other customary employee deductions), within 30 days of the date of early termination as defined in Section 3(c)(ii). The remaining sum will be paid in equal monthly installments, subject to applicable federal, state and local tax withholdings, commencing in the Company payroll period after the month in which the midpoint of the Foregone Notice Period falls, for the remainder of the Foregone Notice Period. If the Employee has commenced alternative employment before the payroll date in any month in which such a payment would otherwise be made, the gross base salary earned by the Employee in that month shall be deducted from the gross monthly installment. The Employee shall notify the Board of Directors promptly upon obtaining new employment, which notice shall include the Employee’s start date and gross monthly base salary. The Company undertakes for itself and its Directors to keep the gross monthly base salary confidential, subject to legal reporting requirements.

(e)	Where the Company terminates this Agreement other than for Cause the Company shall provide the Employee with an executive outplacement counselling program through an outplacement services firm designated by the Company for a reasonable period of up to one year following the relevant date of early termination of employment at no fee to the Employee.

(f)	It is a pre-condition of any payment under Section 3(d) or benefit under Section 3(e) that the Employee shall have entered into such further agreements as the Company may require for the sole purpose of releasing Cookson Group plc or the Company or any subsidiary or any of their officers and/or employees from any claims the Employee may have arising out of the employment relationship or its termination, except for claims relating to workers’ compensation and or unemployment compensation, claims arising after the effective date of the said release agreements and claims relating to any breach of the said release agreements. The Company acknowledges that the said release agreements in compromise or settlement of any claims shall be in compliance with the requirements for the valid waiver of said claims as set forth in the Age Discrimination in Employment Act, 29 U.S.C. sec.621 et seq.

Section 4. Return of Company Property.

The Employee acknowledges and agrees that all computers, hardware, software, electronic and telephonic equipment, records, plans, manuals, guides, memoranda, lists, customer information, correspondence with customers or representatives, reports, records, charts, advertising materials, and any data and other property (including any Company car) delivered to or acquired by the Employee by or on behalf of the Company or any of its subsidiaries or by an agent, representative or customer of any of them (including without limitation, any such customers obtained by the Employee), and all records compiled by the Employee which pertain to the Company shall be and shall remain the property of the Company or its subsidiary, as the case may be, and be subject at all times to the discretion and control of the Company and its subsidiaries and shall be delivered promptly to the Company, without request, by the Employee upon or before the termination of his employment with the Company, or at any time, upon the Company’s written request.

Section 5. Confidentiality.

The Employee shall not, during the term of this Agreement and thereafter, make any Unauthorized Disclosure. For purposes of this Agreement, “Unauthorized Disclosure” shall mean use by the Employee for his own benefit and/or disclosure by the Employee to any person other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of duties as an employee of the Company or any of its parents, subsidiaries or affiliates or as may be legally required, of any confidential information relating to the Company or prospects of the Company or any of its parents, subsidiaries or affiliates (including, but not limited to, any information and materials pertaining to any proprietary rights); provided however, that such term shall not include the use or disclosure by the Employee, without consent, of any publicly available information (other than information available as a result of disclosure in violation of this Section 5). This confidentiality covenant has no temporal, geographical or territorial restriction.

Section 6. Trade Secrets.

The Employee covenants that he shall, while employed by the Company, assign, transfer and set over to the Company or its designee all right, title and interest in and to all trade secrets, secret processes, inventions, improvements, patents, patent applications, trademarks, trademark applications, copyrights, copyright registrations, discoveries and/or any other developments (hereinafter “Inventions”) which he may thereafter, alone or in conjunction with others, during or outside normal working hours, conceive, make, acquire or suggest at any time which relate to the products, processes, work, research, or other activities of the Company or any of its subsidiaries or affiliates. Any and all Inventions which are of a proprietary nature and which the Employee may conceive, acquire or suggest, either alone or in conjunction with others, during his employment with the Company (whether during or outside normal working hours) relating to or in any way pertaining to or connected with the Company’s business, shall be the sole and exclusive property of the Company or its designee and the Employee, whenever requested to do so by the Company, shall without further compensation or consideration properly execute any and all applications, assignments or other documents which the Company or its designee shall deem necessary in order to apply for and obtain Letters Patent of the United States and/or comparable rights afforded by foreign countries for the Inventions, or in order to assign and convey to the Company or its designee the sole and exclusive right, title and any interest in and to the Inventions. This obligation shall continue beyond the termination of this Agreement with respect to Inventions conceived or made by the Employee during the term of his employment by the Company, and shall be binding upon his assigns, executors, administrators and other legal representatives.

Section 7. Covenants Not to Solicit.

The Employee agrees that during the term of his employment and for the Restricted Period after the termination of this Agreement for any reason, the Employee will not, directly or indirectly, (i) attempt to hire any employee of the Company or any affiliate or subsidiary, (ii) assist in such hiring by any other person, (iii) encourage any such employee to terminate his employment with the Company or any affiliate or subsidiary, (iv) encourage any customer or the Company or any affiliate or subsidiary to terminate its relationship with the Company or any affiliate or subsidiary, (v) encourage any supplier of the Company or any affiliate or subsidiary to terminate its relationship with the Company or any affiliate or subsidiary. For the purposes of Section 7, the “Restricted Period” is equivalent to the Required Notice Period.

Section 8. Remedies.

The Employee acknowledges and agrees that the Company does not have any adequate remedy for a breach or threatened breach by the Employee of any of the provisions of Sections 5, 6 and 7. The Company, in addition to, and not in limitation of, any other rights, remedies or damages available to the Company at law or in equity, shall be entitled to a permanent injunction in order to prevent or restrain any such breach or threatened breach by the Employee or by the Employee’s partners, agents, representatives, servants, employers, employees, and/or any and all persons directly or indirectly acting for or with him.

Section 9. Accounting for Profits.

The Employee covenants and agrees that if he shall violate any of his covenants or agreements under Sections 5, 6 and 7, the Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or other benefits that the Employee directly or indirectly has realized and/or may realize as a result of, growing out of, or in connection with, any such violation. These remedies shall be in addition to, and not in limitation of, any injunctive relief or other rights or remedies to which the Company is or may be entitled at law, in equity, or under this Agreement.

Section 10. Reasonableness of Restrictions.

(a)	The Employee has carefully read and considered the provisions of Sections 5, 6 and 7 and having done so, agrees that the restrictions set forth in these Sections, including, but not limited to, the time period of the restrictions set forth in Sections 5, 6 and 7 are fair and reasonable and are reasonably required for the protection of the interests of the Company and its officers, directors and other employees.

(b)	If a court concludes that the restrictive covenant is not enforceable in any respect, the court shall be authorized to modify the scope or duration to the maximum extent deemed reasonable and enforceable by the court.

Section 11. Complete Agreement.

There are no oral representations, understandings or agreements with the Company or any of its directors, officers, or representatives covering the same subject matter as this Agreement and this Agreement supersedes any and all prior agreements (whether written, oral or implied) concerning such subject matter between the Employee and the Company or any of its affiliates or subsidiaries, including the Employment Agreement dated June 1, 1989. This Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and the Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This Agreement may not be later modified except by a further writing signed by the parties, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

Section 12. No Waiver.

No waiver by the parties hereto of any default or breach of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein.

Section 13. Notices.

All notices, demands or communications required or permitted hereunder shall be in writing. Any notice, demand or other communication given under this Agreement, except for any notice given under Section 3(a), shall be deemed to be given if given in writing (including telecopy or similar transmission) addressed as provided below (or at such other address as the addressee shall have specified by notice to the addresser) and if either (a) actually delivered in fully legible form to such address by telecopy or courier or (b) five (5) days shall have elapsed after the same shall have been deposited in the United States mail, with first-class postage prepaid and registered or certified:

To the Company:	The President
Cookson America, Inc.
One Cookson Place
Providence
RI 02903
USA

To the Employee:	Raymond P. Sharpe
230 President Avenue
Providence
RI 02906
USA

The Employee will send a copy of any notice to the Company to:	The Secretary
Cookson America, Inc.
One Cookson Place
Providence
RI 02903
USA

The Employee will send a copy of any notice to the Company to:	The Secretary
Cookson Group plc
265 The Strand
London WC2R 1DB

Section 14. Severability; Headings.

If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The section and paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

Section 15. Costs of Proceedings.

In the event of a dispute between the parties arising out of the Employee’s employment or its termination, the Company agrees that in the event that the Employee’s claim is successful in a Court of law, then it will pay the Employee’s reasonable attorneys’ fees and costs (as assessed by the Court) provided that if the Company made a prior offer to settle the proceedings, declined by the Employee, for a sum equal to or in excess of that awarded by the Court, then the Company will not be obligated to pay any such attorneys’ fees or costs.

Section 16. Governing Law.

This Agreement shall in all respects be construed according to the laws of Rhode Island, without giving effect to its conflict of law provisions.

Section 17. Burden and Benefit.

This Agreement shall be binding upon, and shall inure to the benefit of, the Company and the Employee, and their respective heirs, personal and legal representatives, successors and assigns.

Section 18. Counterparts.

This Agreement may be executed in any two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

The parties hereto have executed this Agreement as a sealed instrument as of the day and year first above written.

COMPANY:

By:	/s/ Robert Beeston

Name:	ROBERT BEESTON
Title:	AUTHORISED SIGNATORY

EMPLOYEE:

/s/ Raymond Sharpe